Exhibit 5

June 9, 2017

Acadia Healthcare Company, Inc.

6100 Tower Circle, Suite 1000

Franklin, Tennessee 37067

Re:     Registration Statement on Form S-3

Ladies and Gentlemen:

In our capacity as special securities counsel to Acadia Healthcare Company, Inc., a Delaware corporation (the “Company”), we have examined the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission relating to the registration of an indeterminate number of shares of common stock, $0.01 par value per share (the “Common Stock”), which may be offered and sold by the Company and/or selling stockholders (the “Selling Stockholders”), from time to time as set forth in the prospectus which forms a part of the Registration Statement (the “Prospectus”), and as to be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”).

We have assumed that the issuance, sale, amount and terms of the Common Stock to be offered from time to time will be duly authorized and determined by proper action of the Board of Directors of the Company (each, a “Board Action”) and in accordance with the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and applicable Delaware law.

In connection with this opinion, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

In rendering the following opinion, we express no opinion as to the laws of any jurisdiction other than the Delaware General Corporation Law as in effect on the date hereof and the federal law of the United States to the extent specifically referred to herein. All opinions expressed are as of the date hereof except where expressly stated otherwise.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, upon due authorization by Board Action of an issuance of the Common Stock, and upon issuance and delivery of the Common Stock against payment therefor in accordance with the terms of such Board Action, any applicable underwriting agreement or sales agreement and as contemplated by the Registration Statement and/or the applicable Prospectus Supplement, the shares to be issued in transactions registered pursuant to the Registration Statement will be duly authorized and validly issued, fully paid and non-assessable by the Company.

We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and further consent to the reference to us under the caption “Legal Matters” in the Prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Waller Lansden Dortch & Davis, LLP